Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File numbers 333-186726, 333-188364, 333-201732 and 333-206876) and Form S-8 (File numbers 333-191684 and 333-208589) of our report dated December 18, 2015 relating to the statements of operating revenues and direct operating expenses of properties acquired by Synergy Resources Corporation from K.P. Kauffman Company, Inc. for the years ended December 31, 2014 and 2013, which appear in the Form 8-K/A of Synergy Resources Corporation to be filed on December 18, 2015.

/s/ EKS&H LLLP
Denver, Colorado
December 18, 2015